Exhibit 99.2

TOYS “R” US – DELAWARE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

FOR THE QUARTERLY PERIOD ENDED MAY 1, 2010

TOYS “R” US – DELAWARE, INC. AND SUBSIDIARIES

Item 1. Financial Statements

TOYS “R” US – DELAWARE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In millions )	May 1, 2010	January 30, 2010	May 2, 2009

ASSETS			(As adjusted)

Current Assets:

Cash and cash equivalents	$80	$344	$138

Accounts and other receivables	82	82	81

Merchandise inventories	1,481	1,276	1,399

Current deferred tax assets	52	47	62

Prepaid expenses and other current assets	69	57	66

Total current assets	1,764	1,806	1,746

Property and equipment, net	2,006	2,033	2,020

Goodwill	361	361	359

Deferred tax assets	79	23	53

Due from affiliates, net	295	290	120

Restricted cash	-	-	20

Other assets	113	127	70

	$4,618	$4,640	$4,388

LIABILITIES AND STOCKHOLDER’S EQUITY

Current Liabilities:

Accounts payable	$892	$906	$820

Short-term borrowing from Parent	14	-	42

Accrued expenses and other current liabilities	425	451	393

Income taxes payable	64	81	51

Current portion of long-term debt	14	14	13

Total current liabilities	1,409	1,452	1,319

Long-term debt	1,841	1,838	1,894

Note payable to Parent	6	7	-

Deferred tax liabilities	329	275	395

Deferred rent liabilities	235	227	204

Other non-current liabilities	106	115	64

Stockholder’s Equity:

Additional paid-in capital	4,318	4,356	4,360

Accumulated deficit	(3,622)	(3,613)	(3,810)

Accumulated other comprehensive loss	(4)	(17)	(38)

Total stockholder’s equity	692	726	512

	$4,618	$4,640	$4,388

See Notes to the Condensed Consolidated Financial Statements.

TOYS “R” US – DELAWARE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	13 Weeks Ended
(In millions )	May 1, 2010	May 2, 2009
		(As adjusted)

Net sales	$1,821	$1,741

Other revenues (1)	28	26

Total revenues	1,849	1,767

Cost of sales	1,170	1,122

Cost of other revenues (1)	2	2

Gross margin	677	643

Selling, general and administrative expenses (1)	619	571

Depreciation and amortization	59	55

Other income, net	(13)	(13)

Total operating expenses	665	613

Operating earnings	12	30

Interest expense (1)	(50)	(31)

Interest income (1)	8	7

(Loss) earnings before income taxes	(30)	6

Income tax benefit	21	-

Net (loss) earnings	$(9)	$6

(1) Includes results from transactions with related parties (see Note 8 entitled “Related party transactions”).

	13 Weeks Ended
	May 1, 2010	May 2, 2009

Other revenues	$16	$14

Cost of other revenues	-	(1)

Selling, general and administrative expenses	(72)	(74)

Interest expense	(3)	(2)

Interest income	8	7

See Notes to the Condensed Consolidated Financial Statements.

TOYS “R” US – DELAWARE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	13 Weeks Ended
(In millions )	May 1, 2010	May 2, 2009
		(As adjusted)

Cash Flows from Operating Activities:
Net (loss) earnings	$(9)	$6
Adjustments to reconcile net (loss) earnings to net cash used in operating activities:
Depreciation and amortization	59	55
Amortization and debt issuance costs	9	6
Deferred income taxes	(1)	(5)
Other	3	3
Changes in operating assets and liabilities:
Accounts and other receivables	1	13
Merchandise inventories	(199)	(128)
Prepaid expenses and other operating assets	(10)	(5)
Accounts payable, accrued expenses and other liabilities	(49)	(10)
Due from affiliates, net	(5)	(4)
Income taxes payable and receivable	(18)	(20)
Other assets and liabilities	5	-

Net cash used in operating activities	(214)	(89)

Cash Flows from Investing Activities:
Capital expenditures	(26)	(22)
Proceeds from sales of fixed assets	1	-
Acquisitions	-	(7)
Advances to Parent	-	(3)

Net cash used in investing activities	(25)	(32)

Cash Flows from Financing Activities:
Long-term debt borrowings	5	32
Short-term debt borrowings from Parent	26	20
Long-term debt repayments	(3)	(4)
Repayment of Long-term borrowing to Parent	(1)	-
Repayment of Short-term borrowing to Parent	(12)	(11)
Dividends paid to Parent	(41)	(34)

Net cash (used in) provided by financing activities	(26)	3

Effect of exchange rate changes on cash and cash equivalents	1	-

Cash and cash equivalents:
Net decrease during period	(264)	(118)
Cash and cash equivalents at beginning of period	344	256

Cash and cash equivalents at end of period	$80	$138

See Notes to the Condensed Consolidated Financial Statements.

TOYS “R” US – DELAWARE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY

(Unaudited)

	Toys “R” Us - Delaware , Inc . Stockholder’s Equity
(In millions )	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Total Accumulated Deficit	Total Stockholder’s Equity

Balance, January 31, 2009 (As adjusted)	$-	$4,539	$(47)	$(3,816)	$676

Net earnings for the period	-	-	-	6	6

Unrealized loss on hedged transactions, net of tax	-	-	(1)	-	(1)

Foreign currency translation adjustments, net of tax	-	-	10	-	10

Total comprehensive income					15

Stock compensation expense	-	1	-	-	1

Dividend paid to Parent	-	(34)	-	-	(34)

Non-cash distributions to Parent	-	(146)	-	-	(146)

Balance, May 2, 2009 (As adjusted)	$-	$4,360	$(38)	$(3,810)	$512

Balance, January 30, 2010	$-	$4,356	$(17)	$(3,613)	$726

Net loss for the period	-	-	-	(9)	(9)

Unrealized loss on hedged transactions, net of tax	-	-	(2)	-	(2)

Foreign currency translation adjustments, net of tax	-	-	15	-	15

Total comprehensive income					4

Contribution arising from tax allocation arrangement	-	3	-	-	3

Dividend paid to Parent	-	(41)	-	-	(41)

Balance, May 1, 2010	$-	$4,318	$(4)	$(3,622)	$692

See Notes to the Condensed Consolidated Financial Statements.

TOYS “R” US – DELAWARE, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. Basis of presentation

Business and Organization

Toys “R” Us – Delaware, Inc. (the “Company,” “we,” “us,” or “our”), a Delaware corporation, is a wholly-owned subsidiary of Toys “R” Us, Inc. (“Parent”), which owns and licenses Toys “R” Us and Babies “R” Us stores in the United States and foreign countries. We operate Toys “R” Us stores in the United States, Canada and Puerto Rico, Babies “R” Us stores in the United States, and Internet businesses in the United States and Canada.

The Condensed Consolidated Balance Sheets as of May 1, 2010, January 30, 2010 and May 2, 2009, the Condensed Consolidated Statements of Operations, the Condensed Consolidated Statements of Cash Flows and the Condensed Consolidated Statements of Stockholder’s Equity for the thirteen weeks ended May 1, 2010 and May 2, 2009, have been prepared by us in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for interim reporting. Our interim Condensed Consolidated Financial Statements are unaudited and are subject to year-end adjustments. In the opinion of management, the financial statements include all known adjustments (which consist primarily of normal, recurring accruals, estimates and assumptions that impact the financial statements) necessary to present fairly the financial position at the balance sheet dates and the results of operations for the thirteen weeks then ended. The Condensed Consolidated Balance Sheet at January 30, 2010, presented herein, has been derived from our audited balance sheet included in our Annual Financial Statements for the fiscal year ended January 30, 2010 (“Annual Financial Statements”), but does not include all disclosures required by GAAP. These financial statements should be read in conjunction with the consolidated financial statements and footnotes thereto included in our Annual Financial Statements for the fiscal year ended January 30, 2010 furnished as an exhibit to Parent’s Form 8-K filed on April 30, 2010. The results of operations for the thirteen weeks ended May 1, 2010 and May 2, 2009 are not necessarily indicative of operating results for the full year.

In December 2009, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2009-17, “Consolidations (Topic 810) – Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities” (“ASU 2009-17”). Effective February 1, 2010, the Company adopted ASU 2009-17, which requires an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity (“VIE”). This analysis identifies the primary beneficiary of a variable interest entity as the enterprise that has (1) the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and (2) the obligation to absorb losses of the entity that could potentially be significant to the variable interest entity or the right to receive benefits from the entity that could potentially be significant to the variable interest entity. In addition, the required changes provide guidance on shared power and joint venture relationships, remove the scope exemption for qualified special purpose entities, revise the definition of a variable interest entity, and require additional disclosures. The adoption of this standard did not have an impact to the Condensed Consolidated Financial Statements.

Fiscal 2009 Reorganization and Acquisition of Assets Under Common Control

On November 20, 2009, we acquired substantially all of the net assets (the “Transaction”) of our affiliate, MPO Holdings, LLC and its consolidated subsidiaries (“MPO”). MPO, formerly a directly owned subsidiary of our Parent, leased or subleased substantially all of its 46 properties to us. MPO was formed on July 21, 2005 as a result of a reorganization of Parent and at that time received properties from affiliated entities which were recorded at their historical costs. As the Transaction was between entities under common control, we have reflected the Transaction in these financial statements as if it had occurred as of the beginning of the earliest period presented with prior year MPO financial information combined retrospectively for all periods presented and the net assets transferred were recorded at their historical costs.

Reclassifications of Previously Issued Financial Statements

We have reclassified $27 million from Accrued expenses and other current liabilities to Accounts payable on our Condensed Consolidated Balance Sheet at May 2, 2009. This reclassification was made to reflect non-merchandise accounts payable within Accounts payable. This change had no effect on our previously reported Condensed Consolidated Statements of Operations, Condensed Consolidated Statements of Cash Flows and Condensed Consolidated Statements of Stockholder’s Equity.

2. Long-term debt

A summary of the Company’s consolidated Long-term debt as of May 1, 2010, January 30, 2010 and May 2, 2009 is outlined in the table below:

(In millions )	May 1, 2010	January 30, 2010	May 2, 2009
Secured real estate loans, due August 9, 2010	$-	$-	$800
$2.1 billion secured revolving credit facility, expires fiscals 2010-2012	-	-	-
Secured term loan facility, due fiscal 2012	798	798	798
Unsecured credit facility, due fiscal 2012	181	180	180
8.500% senior secured notes, due fiscal 2017 (1)	715	715	-
8.750% debentures, due fiscal 2021 (2)	22	22	22
Finance obligations associated with capital projects	107	101	69
Capital lease obligations	32	36	38

	1,855	1,852	1,907
Less current portion (3)	14	14	13

Total long-term debt	$1,841	$1,838	$1,894

(1)	Represents obligations of Toys “R” Us Property Company II, LLC (“TRU Propco II”), our indirect wholly-owned subsidiary.
(2)	Our Parent is co-obligor of the outstanding debentures due fiscal 2021. However, all future principal and interest will be funded through the operating cash flows of the Company.
(3)	Current portion of Long-term debt as of May 1, 2010, January 30, 2010 and May 2, 2009, is comprised of capital lease obligations which will be paid within one year.

As of May 1, 2010, we had total indebtedness of $1,855 million, of which $1,652 million was secured indebtedness. Our credit facilities, loan agreements and indentures contain customary covenants, including, among other things, covenants that restrict our and our subsidiaries’ abilities to:

—	incur certain additional indebtedness;

—	pay dividends on, repurchase or make distributions with respect to our capital stock or make other restricted payments;

—	issue stock of subsidiaries;

—	make certain investments, loans or advances;

—	transfer and sell certain assets;

—	create or permit liens on assets;

—	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

—	enter into certain transactions with our affiliates; and

—	amend certain documents.

The amount of net assets that were subject to such restrictions was approximately $692 million, $726 million and $512 million as of May 1, 2010, January 30, 2010 and May 2, 2009, respectively. Certain of our agreements also contain various and customary events of default with respect to the loans, including, without limitation, the failure to pay interest or principal when the same is due under the agreements, cross default provisions, the failure of representations and warranties contained in the agreements to be true and certain insolvency events. If an event of default occurs and is continuing, the principal amounts outstanding thereunder, together with all accrued unpaid interest and other amounts owed thereunder, may be declared immediately due and payable by the lenders.

We are dependent on the borrowings provided by the lenders to support our working capital needs and capital expenditures. Currently, we have funds available to finance our operations under our $2.1 billion secured revolving credit facility bifurcated into a tranche maturing on July 21, 2010 and a tranche maturing in May 2012. Our lenders may be unable to fund borrowings under their credit commitments to us if these lenders face bankruptcy or failure. If our cash flow and capital resources do not provide the necessary liquidity, it could have a significant negative effect on our results of operations.

The total fair values of our Long-term debt, with carrying values of $1,855 million, $1,852 million and $1,907 million at May 1, 2010, January 30, 2010 and May 2, 2009, respectively, were $1,901 million, $1,877 million and $1,237 million, respectively. The fair values of our Long-term debt are estimated using the quoted market prices for the same or similar issues and other pertinent information available to management at the end of the respective periods.

Borrowing Availability

At May 1, 2010, under our $2.1 billion secured revolving credit facility, we had no outstanding borrowings, a total of $93 million of outstanding letters of credit and excess availability of $1,028 million. This amount is also subject to a minimum availability covenant, which was $140 million at May 1, 2010, with remaining availability of $888 million in excess of the covenant. The facility is bifurcated into a $517 million tranche maturing on July 21, 2010 and a $1,631 million tranche maturing in May 2012.

3. Derivative instruments and hedging activities

We are exposed to market risk from potential changes in interest rates and foreign currency exchange rates. We regularly evaluate our exposure and enter into derivative financial instruments to economically manage these risks. We record all derivatives as either assets or liabilities on the Condensed Consolidated Balance Sheets measured at estimated fair value and recognize the changes in fair value as unrealized gains and losses. The recognition of these gains and losses depends on our intended use of the derivatives and the resulting designation. In certain defined conditions, we may designate a derivative as a hedge for a particular exposure.

Interest Rate Contracts

We and our subsidiaries have a variety of fixed and variable rate debt instruments and are exposed to market risks resulting from interest rate fluctuations. In an effort to manage interest rate exposures, we periodically enter into interest rate swaps and interest rate caps. We enter into interest rate swaps and/or caps to reduce our exposure to variability in expected future cash outflows attributable to the changes in LIBOR rates. Our interest rate contracts contain credit-risk related contingent features and are subject to master netting arrangements. Our interest rate contracts have various maturity dates through April 2015. A portion of our interest rate swaps and caps are designated for hedge accounting as cash flow hedges.

The effective portion of a cash flow hedge is recorded to Accumulated other comprehensive loss; the ineffective portion of a cash flow hedge is recorded to Interest expense. We evaluate the effectiveness of the hedging relationships on an ongoing basis and recalculate changes in fair values of the derivatives and the underlying hedged items separately. For our derivatives that are designated as cash flow hedges, we did not record any amount to earnings related to ineffectiveness for the thirteen weeks ended May 1, 2010 and May 2, 2009. Reclassifications from Accumulated other comprehensive loss to Interest expense primarily relate to realized Interest expense on interest rate caps and the amortization of gains (losses) recorded on previously terminated or de-designated caps. We do not expect to reclassify any amounts over the next 12 months to Interest expense from Accumulated other comprehensive loss.

Certain of our agreements with credit-risk related features contain provisions where we could be declared in default on our derivative obligations if we default on certain specified indebtedness. At May 1, 2010, January 30, 2010 and May 2, 2009, we had no derivative liabilities related to agreements that contain credit-risk related features. We are not required to post collateral for these contracts.

Foreign Exchange Contracts

We enter into foreign currency forward contracts to economically hedge the U.S. dollar merchandise purchases of our Canadian subsidiary and our short-term, cross-currency intercompany loans with other foreign subsidiaries of our Parent. We enter into these contracts in order to reduce our exposure to the variability in expected cash outflows attributable to changes in foreign currency rates. These derivative contracts are not designated as hedges and are recorded on our Condensed Consolidated Balance Sheets at fair value with a gain or loss recorded on the Condensed Consolidated Statements of Operations in Interest expense.

Our foreign exchange contracts contain some credit-risk related contingent features, are subject to master netting arrangements and typically mature within 12 months. These agreements contain provisions where we could be declared in default on our derivative obligations if we default on certain specified indebtedness. At May 1, 2010 and January 30, 2010, we had no derivative liabilities related to agreements that contain credit-risk related contingent features. At May 2, 2009, derivative liabilities related to agreements that contain credit-risk related features were $2 million. We are not required to post collateral for these contracts.

The following table sets forth the net impact of the effective portion of derivatives on Accumulated other comprehensive loss on our Condensed Consolidated Statements of Stockholder’s Equity for the thirteen weeks ended May 1, 2010 and May 2, 2009:

	13 Weeks Ended
(In millions )	May 1, 2010	May 2, 2009

Derivatives designated as cash flow hedges:
Interest Rate Contracts	$(2)	$(1)

The following table sets forth the impact of derivatives on Interest expense on our Condensed Consolidated Statements of Operations for the thirteen weeks ended May 1, 2010 and May 2, 2009:

	13 Weeks Ended
(In millions)	May 1, 2010	May 2, 2009
Derivatives not designated for hedge accounting:
Loss on the change in fair value - Interest Rate Contracts	$(1)	$-
Loss on the change in fair value - Foreign Exchange Contracts	-	(2)

Total Interest expense	$(1)	$(2)

The following table contains the notional amounts and the related fair values of our derivatives included within our Condensed Consolidated Balance Sheets as of May 1, 2010, January 30, 2010 and May 2, 2009:

	May 1, 2010		January 30, 2010		May 2, 2009
(In millions)	Notional Amount	Fair Value Assets / (Liabilities)	Notional Amount	Fair Value Assets / (Liabilities)	Notional Amount	Fair Value Assets / (Liabilities)

Interest Rate Contracts designated as cash flow hedges:
Other assets	$800	$3	$800	$7	$800	$5

Interest Rate Contracts not designated for hedge accounting:
Prepaid expenses and other current assets	$1,400	$-	$1,400	$-	$891	$-
Other assets	200	1	200	1	800	-

Foreign Currency Contracts not designated for hedge accounting:
Prepaid expenses and other current assets	$23	$-	$-	$-	$-	$-
Accrued expenses and other current liabilities	10	-	-	-	79	(2)

Total derivative contracts outstanding
Prepaid expenses and other current assets	$1,423	$-	$1,400	$-	$891	$-
Other assets	1,000	4	1,000	8	1,600	5

Total derivative assets(1)	$2,423	$4	$2,400	$8	$2,491	$5

Accrued expenses and other current liabilities	$10	$-	$-	$-	$79	$(2)

Total derivative liabilities(1)	$10	$-	$-	$-	$79	$(2)

(1)	Refer to Note 4 entitled “Fair value measurements” for the fair value of our derivative instruments classified within the fair value hierarchy.

4. Fair value measurements

To determine the fair value of our assets and liabilities, we utilize the established fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).

Derivative Financial Instruments

Currently, we use derivative financial arrangements to manage a variety of risk exposures, including interest rate risk associated with our Long-term debt and foreign currency risk relating to cross-currency intercompany lending and merchandise purchases. The valuation of these instruments is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves, foreign exchange rates and implied volatilities.

We incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of our derivative contracts for the effect of nonperformance risk, we have considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts and guarantees.

Although certain inputs used to value our derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with our derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default. Based on this mixed input valuation we classified our derivatives as Level 2 instruments, as the Level 3 inputs were not considered significant to the fair value of the instrument. Changes in the fair value of our derivative financial instruments are recorded in Interest expense within the Condensed Consolidated Statements of Operations.

Cash Equivalents

Cash equivalents include highly liquid investments with an original maturity of three months or less at acquisition. We have determined that our cash equivalents in their entirety are classified as Level 1 within the fair value hierarchy.

The table below presents our assets and liabilities measured at fair value on a recurring basis as of May 1, 2010, January 30, 2010 and May 2, 2009 aggregated by level in the fair value hierarchy within which those measurements fall.

(In millions )	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant ant Unobservable Inputs (Level 3)	Total

Cash equivalents	$46	$-	$-	$46

Derivative financial instruments	-	4	-	4

Balance at May 1, 2010	$46	$4	$-	$50

Cash equivalents	$23	$-	$-	$23

Derivative financial instruments	-	8	-	8

Balance at January 30, 2010	$23	$8	$-	$31

Derivative financial instruments	$-	$3	$-	$3

Balance at May 2, 2009	$-	$3	$-	$3

5. Income taxes

The following table summarizes our income tax benefit and effective tax rates for the thirteen weeks ended May 1, 2010 and May 2, 2009:

	13 Weeks Ended
($ In millions )	May 1, 2010	May 2, 2009
(Loss) earnings before income taxes	$(30)	$6
Income tax benefit	21	-
Effective tax rate	(70.0)%	0.0%

The effective tax rates for the thirteen weeks ended May 1, 2010 and May 2, 2009 were based on our forecasted annualized effective tax rates, adjusted for discrete items that occurred within the periods presented. Our forecasted annualized effective tax rate is 38.9% for the 13 weeks ended May 1, 2010 compared to 36.8% for the same period last year. The difference in our forecasted annualized effective tax rates was primarily due to a decrease in taxable permanent adjustments, an increase in state tax expense, and a change in the mix of earnings between jurisdictions.

For the thirteen weeks ended May 1, 2010, our effective tax rate was impacted by tax benefits of $4 million related to state income taxes, $2 million related to adjustments to deferred taxes, $2 million related to changes to our liability for uncertain tax positions and less than $1 million related to adjustments to current taxes payable. For the thirteen weeks ended May 2, 2009, our effective tax rate was impacted by a tax benefit of $2 million related to state income taxes as well as changes to our liability for uncertain tax positions.

6. Segments

Our reportable segments are: Toys “R” Us – Domestic (“Domestic”), which provides toy and juvenile product offerings in the United States and Puerto Rico, and Toys “R” Us – Canada (“Canada”), which operates in Canada. Domestic and Canada segments are also responsible for their respective internet operations. Segment operating earnings (loss) excludes corporate related charges and income. All intercompany transactions between segments have been eliminated. Income tax information by segment has not been included as taxes are calculated at a company-wide level and are not allocated to each segment.

Our percentages of Consolidated Net sales by product category for the thirteen weeks ended May 1, 2010 and May 2, 2009 were as follows:

	13 Weeks Ended
	May 1, 2010	May 2, 2009
Core Toy	10.2%	9.9%
Entertainment	10.0%	12.3%
Juvenile	49.0%	48.5%
Learning	13.9%	13.1%
Seasonal	14.8%	14.0%
Other (1)	2.1%	2.2%

Total	100%	100%

(1)	Consists primarily of shipping and other non-product related revenues.

A summary of operations by reportable segment is as follows:

	13 Weeks Ended
(In millions )	May 1, 2010	May 2, 2009
Total Revenues:
Domestic	$1,690	$1,640
Canada	159	127

Total Revenues	$1,849	$1,767

Operating earnings (loss):
Domestic (1)	$39	$70
Canada	9	5
Corporate and other charges	(36)	(45)

Operating earnings	12	30
Interest expense	(50)	(31)
Interest income	8	7

(Loss) income before income taxes	$(30)	$6

(1)	Includes a reserve for certain legal matters of $17 million for the thirteen weeks ended May 1, 2010.

(In millions )	May 1, 2010	January 30, 2010	May 2, 2009
Merchandise inventories:
Domestic	$1,328	$1,158	$1,277
Canada	153	118	122

Total Merchandise inventories	$1,481	$1,276	$1,399

7. Litigation and legal proceedings

On July 15, 2009, the United States District Court for the Eastern District of Pennsylvania (the “District Court”) granted the class plaintiffs’ motion for class certification in a consumer class action commenced in January 2006, which was consolidated with an action brought by two internet retailers that was commenced in December 2005. Both actions allege that Babies “R” Us agreed with certain baby product manufacturers (collectively, with the Company and our Parent, the “Defendants”) to impose, maintain and/or enforce minimum price agreements in violation of antitrust laws. In addition, in December 2009, a third Internet retailer filed a similar action and another class action was commenced making similar allegations involving most of the same Defendants. We intend to vigorously defend all such cases. Additionally, the Federal Trade Commission (“FTC”) notified our Parent in April 2009 that it had opened an investigation related to the issues in those cases and to confirm our Parent’s and its subsidiaries’ compliance with a 1998 FTC Final Order that prohibits our Parent and its subsidiaries from, among other things, influencing its suppliers to limit sales of products to other retailers, including price club warehouses. We believe we have complied with the FTC Final Order and are cooperating with the FTC.

In addition to the litigation discussed above, we are, and in the future, may be involved in various other lawsuits, claims and proceedings incident to the ordinary course of business. The results of litigation are inherently unpredictable. Any claims against us, whether meritorious or not, could be time consuming, result in costly litigation, require significant amounts of management time and result in diversion of significant resources. The results of these lawsuits, claims and proceedings cannot be predicted with certainty. However, we believe that the ultimate resolution of these current matters will not have a material adverse effect on our Condensed Consolidated Financial Statements taken as a whole.

In the first quarter of fiscal 2010, we recorded approximately $17 million as a reserve for certain legal matters which was recorded in Selling, general and administrative expenses (“SG&A”).

8. Related party transactions

Transactions with the Sponsors — Our Parent is owned by an investment group consisting of entities advised by or affiliated with Bain Capital Partners LLC, Kohlberg Kravis Roberts & Co. L.P., and Vornado Realty Trust (collectively, the “Sponsors”). The Sponsors provide management and advisory services to us and our Parent pursuant to an advisory agreement executed at the closing of the July 21, 2005 merger and recapitalization transaction. We recorded management and advisory fees of $4 million and $3 million for the thirteen weeks ended May 1, 2010 and May 2, 2009, respectively.

From time to time the Sponsors or their affiliates may acquire debt or debt securities issued by us or our subsidiaries in open market transactions or through loan syndications. During the thirteen weeks ended May 1, 2010 and May 2, 2009, affiliates of Vornado Realty Trust and Kohlberg Kravis Roberts & Co. L.P., all of which are equity owners of our Parent, held debt and debt securities issued by us and our subsidiaries. The interest amounts paid on such debt and debt securities held by related parties were $2 million, during the thirteen weeks ended May 1, 2010 and May 2, 2009, respectively. Refer to Note 2 entitled “Long-term debt” for further details.

Management Service Fees and Other — We provide a majority of the centralized corporate functions including accounting, human resources, legal, tax and treasury services to Parent and other affiliates under the Domestic Services Agreement. The costs are allocated based on a formula for each affiliate and are recorded in SG&A. The amounts we charged to Parent and other affiliates for the thirteen weeks ended May 1, 2010 and May 2, 2009 for these services were $8 million and $3 million, respectively. In addition, we incurred $1 million of management service fees for the thirteen weeks ended May 1, 2010 and May 2, 2009, respectively.

Real Estate Arrangements with Affiliates — We leased 398 and 424 properties from affiliates of Parent as of May 1, 2010 and May 2, 2009, respectively. SG&A expenses include lease expense of $79 million and $76 million, which include reimbursement of expenses of $13 million and $12 million related to these leases for the thirteen weeks ended May 1, 2010 and May 2, 2009, respectively.

Dividends to Parent — For the thirteen weeks ended May 1, 2010 and May 2, 2009, we paid dividends to Parent of $41 million and $34 million, respectively. The portion of dividends paid to Parent by MPO for the thirteen weeks ended May 2, 2009 was $4 million.

Short-term Borrowings from Parent — From time to time, we may enter into a short-term intercompany loan with Parent. As of May 1, 2010 and May 2, 2009, the balance of this intercompany loan was $14 million and $42 million, respectively.

Licensing Arrangements with Affiliates — We own intellectual property used by us and Parent’s foreign affiliates in the toy, specialty juvenile and electronics businesses. In consideration for the use of our intellectual property, we charge a license fee based on a percentage of net sales, which management believes represents fair value. For the thirteen weeks ended May 1, 2010 and May 2, 2009, we charged Parent’s foreign affiliates license fees of $16 million and $14 million, respectively, which are classified on our Condensed Consolidated Statements of Operations as Other revenues.

9. Recent accounting pronouncements

In April 2010, the FASB issued ASU No. 2010-13, “Compensation – Stock Compensation (Topic 718): Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in which the Underlying Equity Security Trades” (“ASU 2010-13”). ASU 2010-13 clarifies that an employee share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity’s equity shares trades should not be considered to contain a condition that is not a market, performance, or service condition. Therefore, an entity would not classify such an award as a liability if it otherwise qualifies as equity. The amendments in this ASU are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010. Earlier application is permitted. We do not expect ASU 2010-13 will have an impact on the Condensed Consolidated Financial Statements.

In April 2010, the FASB issued ASU No. 2010-12, “Income Taxes (Topic 740): Accounting for Certain Tax Effects of the 2010 Health Care Reform Acts” (“ASU 2010-12”). ASU 2010-12 provides guidance on the accounting effect, if any, that arises from the different signing dates between the Health Care and Education Reconciliation Act of 2010, which is a reconciliation bill that amends the Patient Protection and Affordable Care Act. This ASU is applicable for registrants with a period end that falls between the signing dates for which the timing difference could have an accounting impact. We are currently assessing the impact that ASU 2010-12 will have on the Condensed Consolidated Financial Statements.

In March 2010, the FASB issued ASU No. 2010-11, “Derivatives and Hedging (Topic 815): Scope Exception Related to Embedded Credit Derivatives” (“ASU 2010-11”). ASU 2010-11 clarifies the only form of embedded credit derivative that is exempt from embedded derivative bifurcation requirements is one that is related only to the subordination of one financial instrument to another. As a result, entities that have contracts containing an embedded credit derivative feature in a form other than such subordination may need to separately account for the embedded credit derivative feature. The amendments in this ASU are effective at the beginning of a reporting entity’s first fiscal quarter beginning after June 15, 2010. Early adoption is permitted at the beginning of each entity’s first fiscal quarter beginning after March 5, 2010. We do not expect that ASU 2010-11 will have an impact on the Condensed Consolidated Financial Statements.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

As used herein, the “Company,” “we,” “us,” or “our” means Toys “R” Us – Delaware, Inc. and subsidiaries, a Delaware corporation, except as expressly indicated or unless the context otherwise requires. The Company is a wholly-owned subsidiary of Toys “R” Us, Inc. (“Parent”). The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is intended to help facilitate an understanding of our financial condition and our historical results of operations for the periods presented. This MD&A should be read in conjunction with our Condensed Consolidated Financial Statements and the accompanying notes thereto, and contains forward-looking statements that involve risks and uncertainties. See “Forward-Looking Statements” below.

Our Business

We generate sales, earnings and cash flows by retailing merchandise in our core toy, entertainment, juvenile, learning and seasonal product categories in the United States, Canada and Puerto Rico. Our reportable segments are: Toys “R”
Us –Domestic (“Domestic”), which provides toy and juvenile product offerings in 848 stores in 49 states and Puerto Rico; and Toys “R” Us – Canada (“Canada”), which sells a variety of products in the core toy, entertainment, juvenile, learning and seasonal product categories through 69 stores. Domestic and Canada segments also include their respective internet operations.

Financial Performance

As discussed in more detail in this MD&A, the following financial data presents an overview of our financial performance for the thirteen weeks ended May 1, 2010 compared with the thirteen weeks ended May 2, 2009:

	13 Weeks Ended
($ In millions )	May 1, 2010	May 2, 2009
Total revenues	$1,849	$1,767
Gross margin as a percentage of Total revenues	36.6%	36.4%
Selling, general and administrative expenses as a percentage of Total revenues	33.5%	32.3%
Net (loss) earnings	$(9)	$6

Total revenues for the thirteen weeks ended May 1, 2010 increased by $82 million primarily as a result of an increase in comparable store net sales, largely driven by stores that were recently converted or relocated to our side-by-side (“SBS”) store and “R” Superstore (“SSBS”) formats. Additionally contributing to the increase was total revenues from new stores at both of our segments and an increase in the number of transactions at our Domestic segment. Foreign currency translation also had a positive impact on Total revenues for the thirteen weeks ended May 1, 2010. Partially offsetting these increases was a lower average transaction amount at our Domestic segment.

Gross margin, as a percentage of Total revenues, for the thirteen weeks ended May 1, 2010 increased primarily as a result of improvements in sales mix away from lower margin products. Partially offsetting this increase were increased sales of lower margin commodities within the juvenile category at our Domestic segment.

Selling, general and administrative expenses (“SG&A”), as a percentage of Total revenues, for the thirteen weeks ended May 1, 2010 increased primarily due to a reserve for certain legal matters, the addition of new stores and additional store support. Foreign currency translation also contributed to the increase in SG&A.

Net loss for the thirteen weeks ended May 1, 2010 increased primarily due to an increase in SG&A and Interest expense, partially offset by an increase in Gross margin due to higher Total revenues and margin rate, and an increase in Income tax benefit.

Comparable Store Net Sales

We include, in computing comparable store net sales, stores that have been open for at least 56 weeks (1 year and 4 weeks) from their “soft” opening date. A soft opening is typically two weeks prior to the grand opening.

Comparable stores include the following:

•	stores that have been remodeled (including conversions) while remaining open;

•	stores that have been relocated and/or expanded to new buildings within the same trade area, in which the new store opens at about the same time as the old store closes;

•	stores that have expanded within their current locations; and

•	sales from our Internet businesses.

By measuring the year-over-year sales of merchandise in the stores that have been open for a full comparable 56 weeks or more, we can better gauge how the core store base is performing since it excludes store openings and closings.

Various factors affect comparable store net sales, including the number of stores we open, close, relocate or expand, the number of transactions, the average transaction amount, the general retail sales environment, current local and global economic conditions, consumer preferences and buying trends, changes in sales mix among distribution channels, our ability to efficiently source and distribute products, changes in our merchandise mix, competition, the timing of the release of new merchandise and our promotional events, the success of marketing programs and the cannibalization of existing store net sales by new stores. Among other things, weather conditions can affect comparable store net sales because inclement weather may discourage travel or require temporary store closures, thereby reducing customer traffic. These factors have caused our comparable store net sales to fluctuate significantly in the past on an annual, quarterly and monthly basis and, as a result, we expect that comparable store net sales will continue to fluctuate in the future.

The following table discloses our comparable store net sales for the thirteen weeks ended May 1, 2010 and May 2, 2009:

	13 Weeks Ended
	May 1, 2010 vs . 2009	May 2, 2009 vs . 2008
Domestic	1.9%	(5.4)%
Canada	0.6%	6.2%

Store Count by Segment

	Segment Store Count
	May 1, 2010	May 2, 2009	Change
Domestic (1)	848	847	1
Canada (2)	69	68	1

Total (3)	917	915	2

(1)

Store count as of May 1, 2010 includes 64 SBS, 26 SSBS, 13 Babies “R” Us Express (“BRU Express”) stores and 64 Juvenile Expansions. As of May 2, 2009, there were 53 SBS, 20 SSBS, 12 BRU Express stores and 63 Juvenile Expansions.

(2)	Store count includes 33 and 32 SBS as of May 1, 2010 and May 2, 2009, respectively.
(3)

Toys “R” Us Holiday Express stores (“Pop-up stores”) are temporary locations typically open for a duration of less than one year and are not included in our overall store count. As of May 1, 2010, 29 Domestic and 1 Canada Pop-up stores were open. Certain Pop-up stores may remain in operation and become permanent locations.

Net (Loss) Earnings

13 Weeks Ended
(In millions )	May 1, 2010	May 2, 2009	Change
Net (loss) earnings	$ (9)	$ 6	$ (15)

The increase in Net loss for the thirteen weeks ended May 1, 2010 was primarily due to an increase in SG&A of $48 million resulting primarily from a reserve for certain legal matters, the addition of new stores and additional store support. Additionally contributing to the increase was an increase in Interest expense of $19 million due principally to the prior year refinancing. These increases were partially offset by an increase in Gross margin of $34 million due to higher Total revenues and margin rate, and an increase in Income tax benefit of $21 million.

Total Revenues

	13 Weeks Ended
					Percentage of Total Revenues
($ In millions )	May 1, 2010	May 2, 2009	$ Change	% Change	May 1, 2010	May 2, 2009
Domestic	$1,690	$1,640	$50	3.0%	91.4%	92.8%
Canada	159	127	32	25.2%	8.6%	7.2%

Total revenues	$1,849	$1,767	$82	4.6%	100.0%	100.0%

For the thirteen weeks ended May 1, 2010, Total revenues increased by $82 million or 4.6%, to $1,849 million from $1,767 million for the same period last year. Total revenues for the thirteen weeks ended May 1, 2010 included the impact of foreign currency translation which increased Total revenues by approximately $28 million.

Excluding the impact of foreign currency translation, the increase in Total revenues for the thirteen weeks ended May 1, 2010 was primarily due to increased comparable store net sales, largely driven by stores that were recently converted or relocated our SBS and SSBS store formats. Additionally contributing to the increase was total revenues from new stores at both of our segments and an increase in the number of transactions at our Domestic segment. Partially offsetting these increases was a lower average transaction amount at our Domestic segment.

Total revenues for the thirteen weeks ended May 1, 2010 and May 2, 2009 included $16 million and $14 million of licensing fees charged to our Parent’s foreign affiliates, respectively.

Domestic

Total revenues for the Domestic segment increased by $50 million or 3.0%, to $1,690 million for the thirteen weeks ended May 1, 2010, compared to $1,640 million for the same period last year. The increase in Total revenues was primarily a result of an increase in comparable store net sales of 1.9%, as well as the addition of new stores.

The increase in comparable store net sales resulted primarily from an increase in our juvenile and seasonal categories. The increase in our juvenile category was primarily due to increased sales of commodities. The increase in our seasonal category was primarily due to increased sales of outdoor products. Partially offsetting these increases was a decrease in our entertainment category which was driven by a slowdown in demand for video game systems and related accessories as well as fewer new software releases.

Canada

Total revenues for the Canada segment increased by $32 million or 25.2%, to $159 million for the thirteen weeks ended May 1, 2010, compared to $127 million for the same period last year. Excluding a $28 million increase in Total revenues due to foreign currency translation, Canada Total revenues increased by $4 million primarily due to the addition of new stores and an increase in comparable store net sales of 0.6%.

The increase in comparable store net sales resulted primarily from an increase in our juvenile, learning and core toy categories. The juvenile category increased primarily as a result of an increase in sales of furniture. The learning category increased as a result of strong sales of educational products, while the increase in the core toy category was primarily driven by an increase in sales of dolls and collectibles. These increases were partially offset by a decrease in the entertainment category which was driven by a slowdown in demand for certain game systems and related accessories as well as fewer new software releases.

Cost of Sales and Gross Margin

We record the costs associated with operating our distribution networks as a part of SG&A, including those costs that primarily relate to transporting merchandise from distribution centers to stores. Therefore, our consolidated Gross margin may not be comparable to the gross margins of other retailers that include similar costs in their cost of sales.

The following costs are included in “Cost of sales”:

•	the cost of merchandise acquired from vendors;

•	freight in;

•	provision for excess and obsolete inventory;

•	shipping costs to consumers;

•	provision for inventory shortages; and

•	credits and allowances from our merchandise vendors.

	13 Weeks Ended
				Percentage of Total Revenues
($ In millions )	May 1, 2010	May 2, 2009	$ Change	May 1, 2010	May 2, 2009	Change
Domestic	$619	$597	$22	36.6%	36.4%	0.2%
Canada	58	46	12	36.5%	36.2%	0.3%

Total Gross margin	$677	$643	$34	36.6%	36.4%	0.2%

Gross margin increased by $34 million to $677 million for the thirteen weeks ended May 1, 2010, compared to $643 million for the same period last year. Foreign currency translation accounted for approximately $10 million of the increase in Gross margin. Gross margin, as a percentage of Total revenues, increased by 0.2 percentage points for the thirteen weeks ended May 1, 2010, compared to the same period last year. Gross margin, as a percentage of Total revenues, was impacted by improvements in sales mix away from lower margin products.

Domestic

Gross margin increased by $22 million to $619 million for the thirteen weeks ended May 1, 2010, compared to $597 million for the same period last year. Gross margin, as a percentage of Total revenues, for the thirteen weeks ended May 1, 2010 increased by 0.2 percentage points compared to the same period last year.

The increase in Gross margin, as a percentage of Total revenues, resulted primarily from improvements in sales mix away from lower margin products such as video game systems, as well as current year improvements in margin on promotional sales. Additionally, gross margin benefited from increased sales of higher margin learning, seasonal and core toy products. These increases were partially offset by increased sales of lower margin commodities within the juvenile category.

Canada

Gross margin increased by $12 million to $58 million for the thirteen weeks ended May 1, 2010, compared to $46 million for the same period last year. Foreign currency translation accounted for approximately $10 million of the increase. Gross margin, as a percentage of Total revenues, for the thirteen weeks ended May 1, 2010 increased by 0.3 percentage points compared to the same period last year.

The increase in Gross margin, as a percentage of Total revenues, resulted primarily from improvements in sales mix toward sales of higher margin learning and core toy products.

Selling, General and Administrative Expenses

The following are the types of costs included in SG&A:

•	store payroll and related payroll benefits;

•	rent and other store operating expenses;

•	advertising and promotional expenses;

•	costs associated with operating our distribution network, including costs related to moving merchandise from distribution centers to stores;

•	restructuring charges; and

•	other corporate-related expenses.

	13 Weeks Ended
				Percentage of Total Revenues
($ In millions )	May 1, 2010	May 2, 2009	$ Change	May 1, 2010	May 2, 2009	Change
Toys-Delaware	$619	$571	$48	33.5%	32.3%	1.2%

SG&A increased by $48 million to $619 million for the thirteen weeks ended May 1, 2010, compared to $571 million for the same period last year. As a percentage of Total revenues, SG&A increased by 1.2 percentage points. Foreign currency translation accounted for approximately $8 million of the increase.

Excluding the impact of foreign currency translation, the increase in SG&A was primarily due to a reserve for certain legal matters of $17 million, an increase in payroll expenses of $16 million and store occupancy costs of $8 million primarily related to the addition of new stores and additional store support.

Depreciation and Amortization

	13 Weeks Ended
(In millions )	May 1, 2010	May 2, 2009	Change
Toys-Delaware	$59	$55	$4

Depreciation and amortization increased by $4 million to $59 million for the thirteen weeks ended May 1, 2010, compared to $55 million in the same period last year. Foreign currency translation accounted for approximately $1 million of the increase.

Other Income, Net

Other income, net includes the following:

•	credit card program income;

•	gift card breakage income;

•	foreign exchange gains and losses;

•	impairment losses on long-lived assets; and

•	other operating income and expenses.

	13 Weeks Ended
(In millions )	May 1, 2010	May 2, 2009	Change
Toys-Delaware	$13	$13	$-

Other income, net for the thirteen weeks ended May 1, 2010 remained consistent compared to the same period last year.

Interest Expense

	13 Weeks Ended
(In millions )	May 1, 2010	May 2, 2009	Change
Toys-Delaware	$50	$31	$19

Interest expense increased by $19 million to $50 million for the thirteen weeks ended May 1, 2010, compared to $31 million for the same period last year. The increase was primarily due to an increase of $15 million related to higher effective interest rates on our debt principally due to the prior year refinancing.

Interest Income

	13 Weeks Ended
(In millions )	May 1, 2010	May 2, 2009	Change
Toys-Delaware	$8	$7	$1

Interest income increased by $1 million for the thirteen weeks ended May 1, 2010 compared to the same period last year due to higher effective interest rates.

Income Tax Benefit

The following table summarizes Toys-Delaware’s income tax benefit and effective tax rates for the thirteen weeks ended May 1, 2010 and May 2, 2009:

	13 Weeks Ended
($ In millions )	May 1, 2010	May 2, 2009
(Loss) earnings before income taxes	$(30)	$6
Income tax benefit	21	-
Effective tax rate	(70.0)%	0.0%

The effective tax rates for the thirteen weeks ended May 1, 2010 and May 2, 2009 were based on our forecasted annualized effective tax rates, adjusted for discrete items that occurred within the periods presented. Our forecasted annualized effective tax rate is 38.9% for the 13 weeks ended May 1, 2010 compared to 36.8% for the same period last year. The difference in our forecasted annualized effective tax rates was primarily due to a decrease in taxable permanent adjustments, an increase in state tax expense, and a change in the mix of earnings between jurisdictions.

For the thirteen weeks ended May 1, 2010, our effective tax rate was impacted by tax benefits of $4 million related to state income taxes, $2 million related to adjustments to deferred taxes, $2 million related to changes to our liability for uncertain tax positions and less than $1 million related to adjustments to current taxes payable. For the thirteen weeks ended May 2, 2009, our effective tax rate was impacted by a tax benefit of $2 million related to state income taxes as well as changes to our liability for uncertain tax positions.

Liquidity and Capital Resources

Overview

As of May 1, 2010, we were in compliance with all of our covenants related to our outstanding debt. At May 1, 2010, under our $2.1 billion secured revolving credit facility we had no outstanding borrowings, a total of $93 million of outstanding letters of credit and had excess availability of $1,028 million. This amount is also subject to a minimum availability covenant, which was $140 million at May 1, 2010, with remaining availability of $888 million in excess of the covenant. The facility is bifurcated into a $517 million tranche maturing on July 21, 2010 and a $1,631 million tranche maturing in May 2012.

We are dependent on the borrowings provided by the lenders to support our working capital needs and capital expenditures. Currently, we have funds available to finance our operations under our $2.1 billion secured revolving credit facility bifurcated into a tranche maturing on July 21, 2010 and a tranche maturing in May 2012. Our lenders may be unable to fund borrowings under their credit commitments to us if these lenders face bankruptcy, failure, collapse or sale. If our cash flow and capital resources do not provide the necessary liquidity, such an event could have a significant negative effect on our results of operations.

In general, our primary uses of cash are providing for working capital purposes, which principally represent the purchase of inventory, servicing debt, remodeling existing stores (including conversions), financing construction of new stores, and paying expenses, such as payroll costs, to operate our stores. Our working capital needs follow a seasonal pattern, peaking in the third quarter of the year when inventory is purchased for the fourth quarter holiday selling season. Our largest source of operating cash flows is cash collections from our customers. We have been able to meet our cash needs principally by using cash on hand, cash flows from operations and borrowings under our revolving credit facilities.

Although we believe that cash generated from operations, along with our existing cash and revolving credit facilities will be sufficient to fund our expected cash flow requirements and planned capital expenditures for at least the next 12 months, continued world-wide financial market disruption may have a negative impact on our financial performance and position in the future. We believe that we have the ability to repay or refinance our current outstanding borrowings maturing within the next 12 months.

Capital Expenditures

A component of our long-term strategy is our capital expenditure program. Our capital expenditures are primarily for financing construction of new stores, remodeling existing stores, as well as improving and enhancing our information technology systems and are funded primarily through cash provided by operating activities, as well as available cash. Throughout fiscal 2009 we curtailed our capital spending due to the prevailing economic environment. For fiscal 2010, we plan to increase our capital spending to grow our business through a continued focus on our integrated strategy, recognizing the synergies between our toy and juvenile categories.

	13 Weeks Ended
(In millions )	May 1, 2010	May 2, 2009
Information technology	$10	$2
Conversion projects (1)	9	8
Other store-related projects (2)	3	8
Distribution centers	3	2
New stores (3)	1	2

Total capital expenditures	$26	$22

(1)	Includes SBS conversions and other remodels pursuant to our juvenile integration strategy.
(2)	Includes other store-related projects (other than conversion projects) such as store updates and expenses incurred in connection with the maintenance of our stores.
(3)	Includes SSBS conversions.

Cash Flows

	13 Weeks Ended
($ In millions )	May 1, 2010	May 2, 2009	$ Change	% Change
Net cash used in operating activities	$ (214)	$ (89)	$ (125)	(140.4)%
Net cash used in investing activities	(25)	(32)	7	21.9%
Net cash (used in) provided by financing activities	(26)	3	(29)	(966.7)%
Effect of exchange rate changes on cash and cash equivalents	1	-	1	100.0%

Net decrease during period in cash and cash equivalents	$ (264)	$ (118)	$ (146)	(123.7)%

Cash Flows Used in Operating Activities

During the thirteen weeks ended May 1, 2010, net cash used in operating activities was $214 million compared to $89 million during the thirteen weeks ended May 2, 2009. The $125 million increase in net cash used in operating activities was primarily the result of increased purchases of merchandise inventories primarily related to the addition of new stores and increased payments on accounts payable due to the timing of vendor payments.

Cash Flows Used in Investing Activities

During the thirteen weeks ended May 1, 2010, net cash used in investing activities was $25 million compared to $32 million for the thirteen weeks ended May 2, 2009. The decrease in net cash used in investing activities was primarily the result of $7 million paid to acquire e-commerce websites and other business assets in the prior year period and a reduction of $3 million in advances paid to our Parent. These decreases were partially offset by an increase in capital expenditures of $4 million.

Cash Flows (Used in) Provided by Financing Activities

During the thirteen weeks ended May 1, 2010, net cash used in financing activities was $26 million compared to net cash provided by financing activities of $3 million for the thirteen weeks ended May 2, 2009. The decrease in net cash provided by financing activities was primarily the result of a decrease in finance obligations associated with capital project financing of $27 million and an increase in Dividends paid to Parent of $7 million. The decrease in net cash provided by financing activities was offset by an increase in Short-term debt borrowings from Parent of $6 million.

Debt

During the thirteen weeks ended May 1, 2010, we have not made any significant changes to our debt structure. Refer to Note 2 to the Condensed Consolidated Financial Statements entitled “Long-term debt” for further details on our debt structure.

We and our subsidiaries, as well as Bain Capital Partners LLC, Kohlberg Kravis Roberts & Co. L.P., and Vornado Realty Trust or their affiliates, may from time to time acquire debt or debt securities issued by us or our subsidiaries in open market transactions, tender offers, privately negotiated transactions or otherwise. Any such transactions, and the amounts involved, will depend on prevailing market conditions, liquidity requirements, contractual restrictions and other factors. The amounts involved may be material. Refer to Note 8 to our Condensed Consolidated Financial Statements entitled “Related party transactions.”

Contractual Obligations and Commitments

Our contractual obligations consist mainly of payments related to Long-term debt and related interest, operating leases related to real estate used in the operation of our business and product purchase obligations. Refer to the “CONTRACTUAL OBLIGATIONS” section of the Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report for the fiscal year ended January 30, 2010 furnished as an exhibit to Parent’s Form 8-K filed on April 30, 2010, for details on our contractual obligations and commitments.

Critical Accounting Policies

Our Condensed Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosures of contingent assets and liabilities as of the date of the financial statements and during the applicable periods. We base these estimates on historical experience and on other factors that we believe are reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions and could have a material impact on our Condensed Consolidated Financial Statements. Refer to our Annual Report for the fiscal year ended January 30, 2010 furnished as an exhibit to Parent’s Form 8-K filed on April 30, 2010, for a discussion of critical accounting policies.

Recently Adopted Accounting Pronouncements

In December 2009, the FASB issued ASU No. 2009-17, “Consolidations (Topic 810) – Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities” (“ASU 2009-17”). Effective February 1, 2010, the Company adopted ASU 2009-17, which requires an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity (“VIE”). This analysis identifies the primary beneficiary of a variable interest entity as the enterprise that has (1) the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and (2) the obligation to absorb losses of the entity that could potentially be significant to the variable interest entity or the right to receive benefits from the entity that could potentially be significant to the variable interest entity. In addition, the required changes provide guidance on shared power and joint venture relationships, remove the scope exemption for qualified special purpose entities, revise the definition of a variable interest entity, and require additional disclosures. The adoption of this standard did not have an impact to the Condensed Consolidated Financial Statements.

In January 2010, the FASB issued ASU No. 2010-06, “Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements” (“ASU 2010-06”). This ASU provides amendments that will require more robust disclosures about the different classes of assets and liabilities measured at fair value, the valuation techniques and inputs used, the activity in Level 3 fair value measurements, and the transfers between Levels 1, 2 and 3. ASU 2010-06 is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. Early application is permitted. The adoption of ASU 2010-06 did not have a material impact on the Condensed Consolidated Financial Statements.

Refer to Note 9 to our Condensed Consolidated Financial Statements entitled “Recent Accounting Pronouncements” for a discussion of accounting standards which we have not yet been required to implement and may be applicable to our future operations, and their impact on our Condensed Consolidated Financial Statements.

Forward-Looking Statements

This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such disclosure is intended to be covered by the safe harbors created thereby. These forward looking statements reflect our current views with respect to, among other things, our operations and financial performance. All statements herein that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements. We generally identify these statements by words or phrases, such as “anticipate,” “estimate,” “plan,” “project,” “expect,” “believe,” “intend,” “foresee,” “forecast,” “will,” “may,” “outlook” or the negative version of these words or other similar words or phrases. These statements discuss, among other things, our strategy, store openings, integration and remodeling, future financial or operational performance, projected sales or earnings per share for certain periods, comparable store sales from one period to another, cost savings, results of store closings and restructurings, outcome or impact of pending or threatened litigation, domestic or international developments, nature and allocation of future capital expenditures, enhancements of our information technology systems, growth initiatives, inventory levels, cost of goods, future financings and other goals and targets and statements of the assumptions underlying or relating to any such statements.

These statements are subject to risks, uncertainties, and other factors, including, among others, competition in the retail industry and changes in our product distribution mix and distribution channels, seasonality of our business, changes in consumer preferences and consumer spending patterns, product safety issues including product recalls, general economic conditions in the United States and other countries in which we conduct our business, our ability to implement our strategy, our substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in our debt agreements, availability of adequate financing, changes in laws that impact our business, changes in employment legislation, our dependence on key vendors for our merchandise, costs of goods that we sell, labor costs, transportation costs, domestic and international events affecting the delivery of toys and other products to our stores, political and other developments associated with our international operations, existence of adverse litigation and other risks, uncertainties and factors set forth under Item 1A entitled “RISK FACTORS” of our Parent’s Annual Report on Form 10-K filed on March 24, 2010 and Item 1A entitled “Risk Factors” of our Parent’s Quarterly Report on Form 10-Q filed on June 10, 2010, as well as our other reports and documents filed with the Securities and Exchange Commission. In addition, we typically earn a disproportionate part of our annual operating earnings in the fourth quarter as a result of seasonal buying patterns and these buying patterns are difficult to forecast with certainty. These factors should not be construed as exhaustive, and should be read in conjunction with the other cautionary statements that are included in this report. We believe that all forward-looking statements are based on reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to update these statements in light of subsequent events or developments unless required by SEC rules and regulations. Actual results may differ materially from anticipated results or outcomes discussed in any forward-looking statement.